Exhibit 10.4

WATER CHEF, INC.
25 Fairchild Avenue
Plainview, New York 11803

August 18, 2008

Terry R. Lazar
34 Kristy Drive
Jericho, New York 11753

Dear Mr. Lazar:

Reference is made to that certain Stock Purchase, Loan and Security Agreement, dated as of April 16, 2008 (the “Lazar Agreement”), between Water Chef, Inc. (the “Corporation”) and yourself (“Lazar”), pursuant to which the Corporation sold and issued to Lazar 6,500,000 shares (the “Lazar Shares”), of the common stock, par value $0.001 per share (the “Common Stock”), of the Corporation for the aggregate purchase price of $547,950 (the “Lazar Consideration”) and loaned (the “Lazar Loan”) Lazar an amount equal to the Lazar Consideration to be used solely for the purpose of Lazar’s purchase of the Lazar Shares.  The obligation of Lazar to repay the Lazar Loan is evidenced by a non-recourse promissory note (the “Lazar Note”), payable to the Corporation and in the original principal amount equal to the Lazar Consideration.  Based on discussions between the Corporation and Lazar, the Corporation and Lazar have each determined that it is in the best interests of the Corporation and Lazar that the transactions contemplated by the Lazar Agreement, as well as the Lazar Loan, Lazar Note and Lazar’s obligation to repay the Lazar Loan, be rescinded in their entireties, ab initio.

This letter agreement confirms the understanding (the “Understanding”) of the Corporation and Lazar that the Lazar Agreement, as well as the Lazar Loan, Lazar Note and Lazar’s obligation to repay the Lazar Loan, are, subject to the terms and conditions set forth below, rescinded in their entireties, ab initio (collectively, the “Rescission”).

The Rescission shall become effective automatically upon the occurrence of all of the following matters, which the Corporation and Lazar hereby agree to use their respective best efforts to complete at the earliest possible time:
(1)
Lazar’s execution of the duplicate copy of this letter agreement in the space indicated below, confirming Lazar’s confirmation of the Understanding and agreement to, and acknowledgement, acceptance and conformation of, all of the terms and provisions of this letter agreement; and

(2)	Lazar’s delivery to the Corporation for cancellation of the stock certificate(s) evidencing the Lazar Shares.

The Corporation and Lazar each agree that upon the Rescission becoming effective in accordance with the immediately preceding paragraph:
(a)
the Lazar Agreement be deemed rescinded in all respects ab initio and shall be treated as if the Lazar Agreement was never entered into, and that all mutual promises, covenants and/or agreements contained in the Lazar Agreement shall be of no force and/or effect;

Water Chef, Inc.

Mr. Terry R. Lazar
August 18, 2008

(b)
the Lazar Loan and Lazar Note, as well as the obligations of Lazar to repay the Lazar Loan, be deemed cancelled in all respects ab initio and shall be treated as if the Lazar Loan and Lazar Note were never entered into, that Lazar has no obligation to repay the Lazar Loan and that all mutual promises, covenants and/or agreements contained in the Lazar Note shall be of no force and/or effect;

(c)	the Lazar Shares shall be deemed cancelled in all respects ab initio and shall be treated as if the Lazar Shares were never issued or outstanding;
(d)	the stock certificate(s) evidencing the Lazar Shares may be imprinted or otherwise noted on the Lazar Note with the words “cancelled and void;” and
(e)
the stock certificate(s) evidencing the Lazar Shares shall be delivered to the transfer agent and registrar for the Common Stock with instructions that the stock certificate(s) be cancelled in all respects ab initio and be treated as if the stock certificate(s) were never issued or outstanding.

Notwithstanding anything to the contrary contained in this letter agreement, the Corporation and Lazar each agree to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of the Rescission, the Understanding and this letter agreement and the transactions contemplated by the Rescission, the Understanding and this letter agreement.

This letter agreement contains the entire agreement between the parties and supersedes all prior agreements or understandings between the Corporation and Lazar relating to the subject matter of this Agreement.  No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.  Any amendment to or modification of this letter agreement must be in writing and signed by the party against whom enforcement is to be sought.

This letter agreement and the rights and obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without regard to its choice and/or conflict of laws provisions.  Any legal action resulting from, arising under, out of or in connection with, directly or indirectly, this letter agreement shall be commenced exclusively in the Supreme Court, State of New York, County of Nassau or the U.S. District Court for the Eastern District of New York.  The parties to this letter agreement hereby submit themselves to the jurisdiction of any such court, and agree to service of process on any of them in any such action, suit or proceeding.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one instrument.

Lazar acknowledges that Lazar has entered into this letter agreement knowingly and voluntarily after a period of negotiation between the parties.  Lazar further acknowledges that Lazar understands the terms and provisions contained herein and has had the opportunity to review the same with attorneys of Lazar’s own choosing.

Water Chef, Inc.

Mr. Terry R. Lazar
August 18, 2008

If the foregoing accurately reflects Lazar’s agreement as to the Rescission and Understanding and the consequences of the Rescission, kindly acknowledge, accept and confirm such by executing the duplicate copy of this letter agreement in the space indicated below and return the executed duplicate copy to the Corporation.

Very truly yours,

Water Chef, Inc.

	By:	/s/ Leslie J. Kessler
Leslie J. Kessler
Chief Executive Officer

Agreed, acknowledged, accepted
and confirmed in all respects:

/s/ Terry R. Lazar
Terry R. Lazar